EXHIBIT 4.16

M-real Corporation

and

Sappi Limited

LOCK-UP DEED

Linklaters

Linklaters LLP
One Silk Street

London EC2Y 8HQ

Telephone (44-20) 7456 2000

Facsimile (44-20) 7456 2222

Ref: L-155244 C. Jacobs/D. Josselsohn

THIS DEED 31 December 2008

BETWEEN:

(1)                              M-real Corporation, a public company incorporated in Finland with registered address at Revontulentie 6, FI-02100 Espoo, Finland (“M-real”); and

(2)                              Sappi Limited, a public company incorporated in South Africa with registered address at Sappi House, 48 Ameshoff Street Braamfontein, Johannesburg, South Africa (the “Company”).

WHEREAS:

(A)                            The Company intends to acquire part of M-real’s graphic paper business on the terms of the Master Agreement entered into between the parties on 29 September, 2008 (the “Transaction”).

(B)                            In part consideration for the Transaction, the Company shall allot and issue to M-real the Shares.

(C)                            M-real has agreed not to Dispose of any of the Shares on the terms of this Deed.

It is agreed as follows:

1                                      Interpretation

1.1                           Definitions

In this Deed unless the context otherwise requires:

“Board” means the board of directors of the Company from time to time;

“Business Day” means a day when the JSE is open;

“Code” means the Securities Regulation Code on Take-overs and Mergers and the Rules of the SRP issued pursuant to the Companies Act, South Africa;

“Companies Act, South Africa” means the Companies Act, 1973 (Act 61 of 1973), as amended;

“Competitor” means any entity competing with the Company;

“Confidentiality Agreement” means the Confidentiality Agreement entered into between the Company and M-real on 15 May 2008 as amended from time to time;

“Deed” means this Lock-Up Deed;

“Dispose” includes, directly or indirectly, any offer, issue, sale or contract to sell, issue or grant of any options in respect of or over, transfer, charge, pledge or other disposal or agreement to dispose of any Shares and “Disposal” and “Disposing” shall be construed accordingly;

“Effective Date” means the Completion Date as defined in the Master Agreement;

“FX Hedge” means a foreign exchange hedging arrangement including, without being limited to any spot, option, forward or swap currency contract or any interest rate swaps and options;

“Group Company” means, in relation to any person, its subsidiaries or subsidiary companies (each such term as defined in the Companies Act, South Africa, whether or not such company is incorporated in South Africa);

an “interest” in Shares shall have the meaning given to that term in Section 208 of the Companies Act 1985 (for the avoidance of doubt, ignoring for these purposes the provisions of Section 209 thereof) and the term “interested” shall be construed accordingly;

“JSE” means the JSE Limited, a company incorporated in South Africa and licensed as an exchange under the Securities Services Act, 2004 (as amended);

“Master Agreement” means the Master Business and Share Sale and Purchase Agreement entered into between the Company and others and M-real and others at the same time as this Agreement;

“Restricted Period” means the period beginning on the Effective Date and ending on the date falling 9 months from the Effective Date;

“Shares” means the ordinary shares of ZAR1.00 each in the capital of the Company allotted and issued to M-real pursuant to the Transaction;

“South Africa” means the Republic of South Africa;

“ZAR” means Rand, the lawful currency of South Africa.

1.2                           Recitals, Clauses etc.

References in this Deed to Recitals, Clauses, sub-clauses and Schedules are to the Recitals, Clauses and sub-clauses of and Schedules to this Deed.

1.3                           Headings

Headings shall be ignored in construing this Deed.

2                                      Restrictions

2.1                           Restrictions on Disposals of Shares

Save for the exceptions set out Clause 3, M-real undertakes to the Company that, during the Restricted Period, it will not, without the Company’s prior written consent, Dispose of or, directly or indirectly, announce an offering of, any Shares (or any interest therein or in respect thereof) or any other securities exchangeable for or convertible into, or substantially similar to, Shares or enter into any transaction with the same or a substantially similar economic effect as, or agree to do, any of the foregoing, including, without being limited to, entering into or agreeing to enter into any derivative transaction in respect of the Shares.

2.2                           Restrictions on Disposals to Competitors

Save for the exceptions set out in Clauses 3.1.1, 3.1.2 and 3.1.7, M-real undertakes to the Company that, during the Restricted Period, it will not, without the Company’s prior written consent, Dispose of any of the Shares to a Competitor or, directly or indirectly, announce an offering of, any of the Shares (or any interest therein or in respect thereof) or any other securities exchangeable for or convertible into, or substantially similar to, Shares or enter into any transaction with the same economic effect as, or agree to do, any of the foregoing, including, without being limited to, entering into or agreeing to enter into any derivative transaction in respect of the Shares to or with a Competitor, as the case may be.

3                                      Exceptions

The restrictions set out in Clause 2.1 shall not prohibit M-real from:

3.1.1                 accepting a general offer made to all holders of issued and allotted shares in the capital of the Company made in accordance with the Code on terms which treat all such holders alike (whether by way of takeover, scheme of arrangement or otherwise);

3.1.2                 executing and delivering an irrevocable commitment or undertaking to accept a general offer as is referred to in sub-paragraph 3.1.1 above as recommended by the Board;

3.1.3                 transferring or Disposing of any Shares pursuant to a compromise or arrangement between the Company and its creditors or any class of them which is agreed to by the creditors or members and sanctioned by the court under the Companies Act, South Africa;

3.1.4                 selling or otherwise Disposing of any Shares pursuant to any offer by the Company to purchase its own shares which is made on identical terms to all holders of shares in the Company;

3.1.5                 placing any of the Shares with a third party (subject to the Company’s prior written consent not to be unreasonably withheld or delayed) provided that prior to the making of any Disposal pursuant to this sub-paragraph the transferee shall have agreed to be bound by the restrictions of this Deed as if it were the transferor, by execution and delivery to the Company of a Deed of Adherence in (or substantially in) the form set out in Schedule 1;

3.1.6                 Disposing of any of the Shares in accordance with any order made by a court of competent jurisdiction or as required by law, regulation or a competent authority to which M-real is subject;

3.1.7                 subject to the Company’s prior written consent, not to be unreasonably withheld or delayed, Disposing of any of the Shares to the extent the sale proceeds (net of costs) are required by M-real to avoid M-real or a Group Company triggering a default of a financial covenant to which they are subject;

3.1.8                 Disposing of any of the Shares to the extent the sale proceeds (net of costs) are required by M-real to satisfy a breach of warranty claim or other liability to the Company (including any adjustment to the net working capital) in respect of the Transaction; or

3.1.9                 entering into or agreeing to enter into an FX Hedge in respect of the Shares.

4                                      General

4.1                           Whole Agreement

Save for the terms incorporated by reference into this Deed by the Master Agreement, this Deed contains the whole agreement between the parties relating to the subject matter of this Deed at the date hereof to the exclusion of any terms implied by law which may be excluded by contract.

4.2                           Counterparts

This Deed may be entered into in any number of counterparts all of which taken together shall constitute one and the same instrument. Any party may enter into this Deed by executing any such counterpart.

4.3                           Invalidity

If any provision in this Deed shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Deed but the legality, validity and enforceability of the remainder of this Deed shall not be affected.

4.4                           Assignment

This Deed is personal to the parties and the rights and obligations of the parties may not be assigned, held on trust or otherwise transferred.

4.5                           Confidentiality

The parties have entered into the Confidentiality Agreement. The terms of the Confidentiality Agreement shall remain in force, save as varied or amended by the terms of the Master Agreement or any supplementary confidentiality undertaking. In the event of any inconsistency between the terms and obligations of this Deed, the Confidentiality Agreement and the Master Agreement, the terms and obligations of the Master Agreement shall take precedence.

4.6                           Further assurance

At any time after the date of this Deed, M-real shall, and shall use its reasonable endeavours to procure that any necessary third party shall, execute such documents and do such acts and things as the Company may reasonably require for the purpose of giving the Company the full benefit of all the provisions of this Deed in relation to the obligations of M-real, but not in relation to any obligation of any other person.

4.7                           Variation

No variation of this Deed shall be effective unless in writing and signed by or on behalf of each of the parties.

4.8                           Waiver

No failure of any party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Deed (each a “Right”) will operate as a waiver thereof, nor will any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right. The Rights provided in this Deed are cumulative and not exclusive of any other Rights (whether provided by law or otherwise). Any express waiver of any breach of this Deed shall not be deemed to be a waiver of any subsequent breach.

4.9                           Third Party Rights

A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed.

5                                      Notices

5.1                           Any notice or other communication in connection with this Deed (each, a “Notice”) shall be:

5.1.1                 in writing in English;

5.1.2                 delivered by hand, fax, registered post or by courier using an internationally recognised courier company.

5.2                           A Notice to the Company shall be sent to the following address, or such other address as the Company may notify in writing to M-real from time to time:

Address:	Sappi Limited
Sappi House
48 Ameshoff Street
Braamfontein
Johannesburg 2001
South Africa

Fax:	+27 11 339 8022

Attention:	Robert Hope with a copy to the General Counsel

5.3                           A Notice to M-real shall be sent to the following address, or such address as M-real may notify in writing to the Company from time to time:

Address:	M-real Corporation
Revontulentie 6
FI-02100 Espoo
Finland

Fax:	+358104654201

Attention:	Esa Kaikkonen

5.4                           A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)                                  at the time of delivery, if delivered by hand, registered post or courier;

(ii)                               at the time of transmission in legible form, if delivered by fax.

6                                      Appointment of Process Agent

6.1                           Appointment

6.1.1                 M-real hereby irrevocably appoints Sappi (U.K) Limited at Blackburn Mill, Feniscowles, Blackburn, Lancashire BB2 5HX (for the attention of Willy Heckers) as its agent for the service of process in England in relation to any matter arising out of this Deed, service upon whom shall be deemed completed whether or not forwarded to or received by M-real.

6.1.2                 The Company hereby irrevocably appoints M-real UK Services Limited at Sittingbourne, Kent, ME10 3ET (for the attention of David Scudder) as its agent for the service of process in England in relation to any matter arising out of this Deed, service upon whom shall be deemed completed whether or not forwarded to or received by the Company.

6.2                           Change of Address

Each party shall inform the other, in writing, of any change in the address of its process agent within 28 days.

6.3                           Process Agent Ceasing to Have Address in England

If any process agent appointed pursuant to Clauses 6.1.1 and 6.1.2 ceases to have an address in England, M-real or the Company, as the case may be, irrevocably agrees to appoint a new process agent acceptable to the other and to deliver to the other within 14 days a copy of a written acceptance of appointment by such process agent.

7                                      Governing Law and Submission to Jurisdiction

7.1                           Governing Law

This Deed and the documents to be entered into pursuant to it shall be governed by and construed in accordance with English Law.

7.2                           Submission to Jurisdiction

All the parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Deed and that accordingly any proceedings arising out of or in connection with this Deed shall be brought in such courts.

In witness whereof this Deed has been executed by the Company and M-real and delivered on the date first stated above.

SIGNED and DELIVERED by
/s/ R Sanz and RD Hope

on behalf of SAPPI LIMITED and
thereby executed by it as a DEED

SIGNED and DELIVERED by
/s/ E Kaikkonen and M Mörsky

on behalf of M-REAL CORPORATION
and thereby executed by it as a
DEED